EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President, Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

MONDAY, MAY 16, 2005

MPW REPORTS FISCAL THIRD QUARTER RESULTS

HEBRON, Ohio, May 16, 2005 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $22.7 million for the third fiscal quarter ended March 31, 2005. Revenue decreased $(0.1) million from $22.8 million for the quarter ended March 31, 2004. The Company reported a net loss of $(0.4) million, or $(0.04) per share, for the third fiscal quarter ended March 31, 2005, compared with net income of $0.5 million, or $0.04 per share, for the same period last year.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “The Company’s third quarter results were very disappointing. While our revenues were only down slightly, we experienced a decline in base load work from a few key existing customers that was replaced by less profitable and smaller customers, which ultimately had a significant impact on our bottom-line performance.” Mr. Black further stated “Although the results were far below expectation, we are confident that the Company’s revenue generation and cost reduction initiatives, combined with a recently implemented focus on the key drivers of the business will benefit MPW in the near future.”

Quarterly Discussion

The slight decrease in revenues to $22.7 million for the quarter ended March 31, 2005 was primarily the result of a $(0.7) million decrease in the Industrial Cleaning segment offset by a $0.6 million increase in the Facility Maintenance and Support Services segment. The decrease in the Industrial Cleaning segment was primarily a result of decreased base load work from existing customers, slightly offset with new business from an acquisition and increased revenues from one-time project work. The increase in revenues in the Facility Maintenance and Support Services segments was primarily due to increased base load work from new and existing customers.

Income (loss) from operations was $(0.3) million, or (1.4)% as a percentage of revenue, for the three months ended March 31, 2005 compared to $0.9 million, or 4.1% as a percentage of revenue, for the three months ended March 31, 2004. The decrease in operating income was driven by higher labor costs due to more labor intensive project work, higher fuel and chemical costs and increased selling and administrative personnel costs, slightly offset by lower depreciation and incentive compensation costs.

Corporate Profile

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers four principal service lines that are integral to a wide variety of manufacturing processes. These four service lines are industrial cleaning, facility maintenance and support services, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2005	June 30, 2004
	(unaudited)
ASSETS
Cash	$806	$2,237
Accounts receivable, net	17,146	14,866
Inventories	2,223	2,119
Deferred income taxes	1,718	1,679
Prepaid expenses	631	1,070
Other current assets	15	2

Total current assets	22,539	21,973

Property and equipment, net	28,591	30,198
Goodwill	6,044	6,044
Other intangibles, net	6,717	6,284
Other assets	300	192

Total assets	$64,191	$64,691

LIABILITIES
Accounts payable	$5,016	$3,513
Accrued compensation and related taxes	1,923	1,902
Current maturities of long-term debt	1,250	1,261
Other accrued liabilities	5,503	5,608

Total current liabilities	13,692	12,284

Long-term debt	16,712	17,631
Deferred income taxes	2,626	3,447

Total liabilities	33,030	33,362

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,716,207 and 10,708,707 shares issued and outstanding at March 31, 2005 and June 30, 2004, respectively	107	107
Additional paid-in capital	40,936	40,921
Accumulated deficit	(10,033)	(9,690)
Accumulated other comprehensive income (loss)	151	(9)

Total shareholders’ equity	31,161	31,329

Total liabilities and shareholders’ equity	$64,191	$64,691

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(unaudited)
Revenues	$22,732	$22,833	$68,592	$64,808
Cost of services (including depreciation)	19,047	18,171	55,451	53,278

Gross profit	3,685	4,662	13,141	11,530
Selling, general and administrative expenses	3,995	3,724	12,794	12,852

Income (loss) from operations	(310)	938	347	(1,322)
Interest expense, net	263	296	810	857

Income (loss) from operations before income taxes (benefit)	(573)	642	(463)	(2,179)
Provision (benefit) for income taxes	(156)	187	(120)	(631)

Net income (loss)	$(417)	$455	$(343)	$(1,548)

Net income (loss) per share, basic and diluted	$(0.04)	$0.04	$(0.03)	$(0.14)

Weighted average shares outstanding	10,711	10,747	10,709	10,881
Weighted average shares outstanding, assuming dilution	10,711	10,857	10,709	10,881